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                                   EXHIBIT 5.1


                              December 8, 1999


Board of Directors
Bigmar, Inc.
9711 Sportsman Club Road
Johnstown, Ohio  43031-9141

Gentlemen:

Reference is made to the filing by Bigmar, Inc., a Delaware corporation (the "Company"), of a Registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 4,658,973 shares of the Company's Common Stock, $.001 par value per share (the "Common Stock").

We have examined the Company's corporate records, including its Restated and Amended Certificate of Incorporation, as amended, Restated By-Laws, as amended, its corporate minutes, the form of its Common Stock certificates and such other documents and information as we have deemed necessary or relevant under the circumstances.

Based upon the foregoing, we are of the opinion that the Company is a duly incorporated and legally existing corporation under the laws of the State of Delaware. We are also of the opinion, based on the foregoing and assuming compliance with applicable federal and state securities laws, that the Common Stock is validly issued and outstanding, fully paid and non-assessable.

We hereby consent to be named in the Registration Statement and in the Prospectus which constitutes a part thereof as counsel of the Company, and we hereby consent to the filing of the opinion as Exhibit 5.1 to the Registration Statement.

                                            Very truly yours,

                                            /s/ BRICKER & ECKLER LLP